Exhibit 10.1

OPTION AGREEMENT
Silver Queen and Klondyke Properties, Nevada

This Option Agreement (this "Agreement") entered into as of the 19th day of August, 2011,

BETWEEN:
MGOLD RESOURCES INC., a legal person duly constituted under the laws of Quebec, having its head office at 1 Place Ville-Marie, Suite 4000, Montreal, Québec H3B 4M4, herein acting and represented by Mr. Joel Scodnick, its President and Chief Executive Officer, duly authorized for the purposes of this Agreement, as he so declares;

(“MGold”)

AND:
SILVER RESERVE CORP., a legal person duly constituted under the laws of Delaware having an office at Suite 207-b, 1135 Terminal Way, Reno, Nevada, USA 89502, herein acting and represented by Mr. Todd Montgomery, its Chief Executive Officer, duly authorized for the purposes of this Agreement, as he so declares;

(“SRC”)

WHEREAS, SRC is the recorded owner of a 100% interest in and to the mining titles comprising the Silver Queen Property as further described in Schedule A to this Agreement (the “Silver Queen Property”) and the Klondyke Property as further described in Schedule A to this Agreement (the “Klondyke Property”) located in Esmeralda County, Nevada;

WHEREAS, the Silver Queen Property and the Klondyke Property together are referred to herein as the “Properties” and MGold and SRC are sometimes referred to herein as the “Parties” or individually as a “Party;”

WHEREAS, MGold and SRC entered into a letter of intent dated June 8, 2011 (the “Letter of Intent”) pursuant to which SRC indicated its intent to grant to MGold:

(a)           the option to earn an undivided 50% interest in the Silver Queen Property by completing cash payments in the aggregate of $2,000,000 over a thirty three (33) month period and by incurring work expenditure (as hereinafter described and referred to as “Silver Queen Option Costs”) of $4,000,000 over a thirty (30) month period on the Silver Queen Property, all subject to the terms and conditions herein; and

(b)           the option to earn an undivided 50% interest in the Klondyke Property by completing cash payments in the aggregate of $265,000 over a thirty three (33) month period and by incurring work expenditure (hereinafter referred to as “Klondyke Option Costs”) of $1,350,000 over a thirty (30) month period on the Klondyke Property, all subject to the terms and conditions herein.

WHEREAS this Option Agreement is intended to supersede the Letter of Intent and be binding upon the Parties.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and upon and subject to the terms and conditions hereafter set out, the Parties agree as follows:

1.	Option and Joint Venture

(a)           MGold will have an option (the “Option”) to acquire a 50% working interest in and to each of the Silver Queen Property and the Klondyke Property, which Option shall be exercised by MGold incurring Option Costs and making cash payments as specified below.  The earning of such interest and transfer of title to the Properties will only occur once the Option has been fully earned as provided herein and upon exercise by MGold at such time by giving SRC notice in writing of such exercise.

(b)           Following exercise of the Option, MGold and SRC shall own the Properties jointly, subject to a joint venture agreement to be negotiated in good faith by the Parties (the “Joint Venture Agreement”).  Each of MGold and SRC shall own 50% of the equity interest of the Joint Venture or the underlying Properties (as such Joint Venture may be structured) and shall have equal representation on the management committee of the Joint Venture.  MGold shall be designated as the “operator” of the Joint Venture and shall plan and carry out such further exploration and/or development programs as the parties agree.  MGold, as the operator, shall be entitled to management fees, as the parties agree, in connection with its role as operator.

(c)           Upon exercise of the Option by MGold following satisfaction of the requirements and payments contemplated herein, SRC shall either (i) convey a 50% interest in the Properties to MGold, in which case the Parties would hold their respective interests as tenants in common or (ii) convey a 100% interest in the Properties to the Joint Venture entity to be formed by the Parties at such time.

MGold-SRC Option Agreement

Silver Queen Property – Option Requirements

In order to earn the right to exercise the Option for the Silver Queen Property, MGold shall incur Four Million Dollars ($4,000,000) in Option Costs over a thirty (30) month period and pay to SRC cash payments totaling Two Million Dollars ($2,000,000) as per the following Schedule:

Cash Payment Schedule for Silver Queen

a)	Upon completion of Financing1	$150,000	cash payment (Phase 1)
b)	at 6 month Anniversary2	$130,000
c)	at 12 month Anniversary	$170,000
d)	at 18 month Anniversary	$200,000
e)	at 24 month Anniversary	$350,000
	Subtotal	$1,000,000
3 months following completion of work		$1,000,000	(to continue to JV at 33 months)
	Total Cash	$2,000,000

Work Completion Schedule for Silver Queen

f)	at 6 month Anniversary	$750,000
g)	at 12 month Anniversary	$650,000
h)	at 18 month Anniversary	$850,000
i)	at 24 month Anniversary	$1,150,000
j)	at 30 month Anniversary	$600,000
	Total Work Commitment	$4,000,000

Klondyke – Option Requirements

In order to earn the right to exercise the Option for the Klondyke Property, MGold shall incur One Million, Three Hundred and Fifty Thousand Dollars ($1,350,000) in Option Costs over a thirty (30) month period and pay to SRC cash payments totaling Two Hundred and Sixty-Five Thousand Dollars ($265,000) as per the following Schedule:

Cash Payment Schedule for Klondyke

k)	Upon completion of Financing1	$30,000	cash payment
l)	at 6 month Anniversary	$25,000

1 The term, “Financing” refers to a private placement undertaken by MGold for gross proceeds of $1 million and expected to close in the month of September, 2011.

2 The term, “Anniversary,” in each case, refers to the anniversary of the closing of the Financing and the payment of the initial cash payments called for hereunder.

MGold-SRC Option Agreement

m)	at 12 month Anniversary	$25,000
n)	at 18 month Anniversary	$30,000
o)	at 24 month Anniversary	$30,000
	Subtotal	$140,000
3 months following completion of work		$125,000	(to continue to JV at 33 months)
	Total Cash	$265,000

Work Completion Schedule for Klondyke

p)	at 6 month Anniversary	$250,000
q)	at 12 month Anniversary	$250,000
r)	at 18 month Anniversary	$250,000
s)	at 24 month Anniversary	$300,000
t)	at 30 month Anniversary	$300,000
	Total Work Commitment	$1,350,000

2.	Right to Drop Either Option

At any time during the Option Period, MGold shall have the right to discontinue payments and advancement of Option Costs with respect to either of the Silver Queen Property or the Klondyke Property.  In such event, MGold’s Option with respect to the other Property (as to which it continues to make payment and advance Option Costs) shall remain in full force and effect.  SRC shall retain all payments made prior to discontinuance and shall have the benefit of the Option Costs expended prior to discontinuance.  In the event that MGold discontinues either the Silver Queen Option or the Klondyke Option, MGold shall provide with such notice as is necessary to enable SRC to take over and maintain such Property.

3.	Conditions Precedent

This Agreement is subject to (i) approval of the respective boards of MGold and SRC (ii) the successful completion of MGold’s brokered private placement of common shares for gross proceeds of a minimum of $1,500,000 and a maximum of $3,000,000, and (iii) all required regulatory approvals including the final approval of the TSX-Venture Exchange.

4.	Obligations of MGold During Option Period

MGold shall be the operator of the Properties during the Option Period and shall comply with the following requirements as such operator.

(a)
During the period prior to full exercise of the Option (the “Option Period”), MGold shall do such acts, and shall pay as Option Costs (as defined in paragraph “e” below) including annual fees payable to the BLM (as defined below) and the State of Nevada and rents as may be required to keep the Properties in good standing.

MGold-SRC Option Agreement

(b)
All work conducted, carried out or performed by MGold on the Properties during the Option Period shall be done in a good and workmanlike manner to the best of its ability in accordance with good mining practice and in compliance with all applicable laws, including without limitation, all environmental laws and requirements of the United States Bureau of Land Management (the “BLM”).

(c)
During the Option Period, MGold shall maintain adequate insurance coverage in accordance with normal industry standards and practice, naming the Parties as insured and protecting the Parties from third party claims, and shall provide satisfactory evidence of such insurance to SRC.  More specifically, prior to commencement of any work on the Properties and for the duration of this Agreement, MGold shall obtain a comprehensive policy of general liability insurance naming SRC and its affiliates as additional named insureds, insuring MGold and SRC (and its affiliates) against any liability commonly insured against and occasioned by accidents resulting from any act or omission on or about the Properties.  Such policy shall be written by an insurance company qualified to do business in the State of Nevada and reasonably satisfactory to SRC.  Such policy shall in no way limit SRC’s and MGold’s liability to each other under this Agreement.  The policy shall be with limits of not less than $1 million in respect of any one person, in respect of any one accident and in respect of property damage and $2 million in the aggregate.  Said limits shall be subject to periodic review and SRC shall have the right to increase said coverage limits if, in the reasonable opinion of SRC, said coverage becomes inadequate and is less than commonly maintained by operators undertaking similar work in the State of Nevada.  At least 30 days prior to the expiration or termination date of any policy, MGold shall deliver a renewal or replacement policy with proof of the payment of the premium therefore.  In addition, MGold shall ensure that all contractors performing work on the Properties carry appropriate liability and workers compensation insurance.  To the extent that MGold’s employees or contractors perform work, or are present at the site of work, MGold shall carry workers compensation insurance, as required by law.

(d)
During the Option Period, MGold shall pay or cause to be paid all invoices for all materials and services purchased in connection with its work on the Properties that might give rise to a lien thereon.  Should any such lien be recorded against the Properties or any part thereof in consequence of any work done thereon, MGold shall, on such occurrence becoming known to it, forthwith take active proceedings to have such lien removed and shall have the same removed with all reasonable dispatch, provided however that MGold may, in good faith, diligently contest any claim of lien.  In no event shall MGold permit a lien to remain in place for more than 60 days.  MGold shall notify SRC of any lien that remains for 30 days or more.

MGold-SRC Option Agreement

(e)
During the Option Period, MGold shall provide SRC with; (A) quarterly reports within 30 days of the end of each quarter, indicating the status of all work on the Properties and a summary of all results obtained or received by MGold in connection with all work in respect of the Properties as well as a breakdown of all amounts expended and included as Work Commitment payments (“Option Costs”) incurred; (B) deliver an annual report on or before March 1 of each calendar year indicating all results obtained or received by MGold in connection with the work on the Properties and the compilation and interpretation thereof as well as a breakdown of the Option Costs incurred in carrying out such work reconciled with budget for the relevant approved program for such time period and conclusions of drilling results; (C) timely reports and information, including any technical reports prepared in accordance with applicable law, and forthwith upon the occurrence of any material results or other events, notice in reasonable detail, and will provide copies of relevant data, of such material results or events, (D) monthly reports during active periods when work is being conducted on the Properties and (E) within five (5) days of receipt, copies of drilling results and any and all technical reports of third parties relating to the Properties.  Notwithstanding the prior time frames for reporting, in the event that MGold plans to publicly release information about its activities on the Property, including any drilling results assays or technical reports, MGold shall immediately provide copies of such results or reports to SRC.

(f)
During the Option Period, MGold shall permit SRC and its agents and representatives at their own risk and expense, access to the Property at all times and to all information obtained, results produced, samples, core and data collected and records, maps, sections and reports prepared by or on behalf of MGold in connection with any work done on or with respect to the Properties, provided that reasonable notice is given and that such access shall not unduly interfere with or disrupt the activities of MGold.

SRC may advance payment of annual fees to the BLM and the appropriate counties in the State of Nevada required to maintain ownership of title to the Properties.  If SRC so advances such payment, it will be reimbursed by MGold.

5.	Representations and Warranties

Each Party represents and warrants to the other as follows and acknowledges and confirms that the others are relying on such representations and warranties in entering into this Agreement:

a)
it is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its incorporating jurisdiction and is qualified to do business in those jurisdictions where necessary in order to carry out its purposes;

b)	it has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

c)	the execution and delivery of this Agreement will not violate or result in the breach of any applicable law to which it is subject or the terms of its constating documents;

d)
neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

MGold-SRC Option Agreement

e)
this Agreement and all other agreements or instruments to be executed and delivered by such Party hereunder have been duly executed and delivered by such Party and constitute, legal, valid and binding obligations of such Party enforceable against such Party in accordance with their respective terms;

f)	no consent from a lender or any third party (other than the TSX Venture Exchange) is necessary to authorize such Party to execute, deliver and perform its obligations under this Agreement;

g)
there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency, instrumentality or arbitrator and no claim, suit, action, litigation, arbitration or governmental proceeding in progress, pending or threatened, which prevents or which seeks to prevent such Party from entering into this Agreement; and

h)
it has not committed an act of bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

6.	Representations and Warranties of SRC

SRC represents and warrants as follows to MGold and acknowledges and confirms that MGold is relying on such representations and warranties in entering into this Agreement:

i.
it is the registered and beneficial holder of a 100% legal and beneficial interest in the Properties, free and clear of any lien, pledge, mortgage, lease, sublease, charge, encumbrance or other security interest therein (other than Royalties);

ii.	Schedule A sets forth a true, accurate and complete description of the Properties;

iii.	it has made available to MGold all relevant information in its possession and control concerning title to the Properties and the Technical Data relating to the Properties;

iv.
to the best of its knowledge, the exploration and mining rights attaching to the Properties (as described in Schedule A) have been properly staked or otherwise properly constituted, as applicable, are properly recorded, and are valid and in good standing to the date hereof, in accordance with applicable laws and regulations of the BLM and the State of Nevada and all taxes and fees due thereon or in respect thereof to the date hereof have been paid in full or, in the case of fees that are currently accruing but not yet due, will be paid when due;

MGold-SRC Option Agreement

v.	it has not entered into any material agreements and has not made any material commitment in respect of the Propertyies;

vi.
to the best of its knowledge, and except as otherwise provided herein, there is no judgment, decree, injunction, ruling or order of any court, Governmental Authority, instrumentality or arbitrator and no claim, suit, action, litigation, arbitration or governmental proceeding in progress, pending or threatened against or relating to, and affecting any of the Properties which prevents or which seeks to prevent it from entering into and performing its obligations hereunder and the transaction contemplated hereby;

vii.
to the best of its knowledge, the Properties and the activities and operations that have been carried out thereon have been in compliance with all material respects with all applicable laws and regulations of the  BLM and State of Nevada and it has not received notice of non-compliance from the BLM or State of Nevada;

viii.
it has not entered into any labour contracts, collective bargaining agreements, or any other labour-related obligations and liabilities which may affect the Properties or any operations conducted thereon;

ix.
to the best of its knowledge, there is no judicial or administrative proceeding pending and no environmental order has been issued or, to the best of its knowledge, threatened, concerning the possible violation of any environmental laws or environmental orders in respect of the Properties;

x.
except for bonds posted by SRC or its affiliate to back reclamation obligations imposed by the BLM in connection with exploration and drilling on the Properties, and except as otherwise specified in drill plans and exploration plans submitted by SRC or its affiliates to the BLM and the applicable regulations of the BLM, there are no outstanding obligations or liabilities, contingent or otherwise, under any applicable environmental, mining or other law, including reclamation or rehabilitation work, associated with the Properties or arising out of past exploration, development and/or mining activities carried out thereon.

7.	Representations and Warranties of MGold

MGold represents and warrants as follows to SRC and acknowledges and confirms that SRC is relying on such representations and warranties and entering into this Agreement:

MGold-SRC Option Agreement

i.
MGold has the experience and expertise in the mining industry to meet its obligations under and pursuant to this Agreement, including, without limitation, the ability to act as the Operator when the Parties enter into the Joint Venture; and

ii.	MGold is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

8.	Area of Interest

Any interest or right to acquire any interest in mineral rights, including without limitation, claims, licenses, leases or other real property located within two (2) miles of the outside boundaries of each Property (the “Area of Interest”) by or on behalf of a Party or any affiliate of a Party to this Agreement during the term of this Agreement, shall be subject to the terms and provisions of this Agreement.  The Parties shall notify each other promptly following any staking or acquisition within the Area of Interest.

9.	Reimbursement by MGold of Costs Incurred by MGold

Upon completion of the Financing and at such time as MGold makes its initial cash payments as contemplated in Section 1, MGold shall also reimburse SRC for amounts incurred by SRC for the benefit of MGold including: (i) the title opinion provided by SRC following execution of the Letter of Intent, (ii) the cost or a revised technical report of Coast Mountain Geological Ltd. (iii) the cost of permitting for the Properties performed by Tetra Tech Inc. and (iv) reimbursement for the cost of SRC’s geologist from and after the date of the Letter of Intent and through the date hereof at such geologist’s daily or hourly rate, all these amounts, however, to be part of the Option Costs.

10.	Termination of the Option

(a)	Subject to the obligations of the Parties that expressly survive the termination of this Agreement, the Option and this Agreement shall automatically terminate:

i)	30 days after receipt by SRC of notice from MGold following the incurring of the initial $150,000 firm commitment, that MGold will not incur any additional Option Costs;

ii)	if MGold does not exercise the Option; and

iii)	upon the mutual consent of the Parties;

MGold-SRC Option Agreement

(b)
SRC shall have the right to terminate the Option and this Agreement: (i) in the event of a breach by MGold of its covenants contained in this Agreement or the representations and warranties of this Agreement; provided that MGold has not within 30 days following delivery of the said prior written notice of breach, cured such default or, if such default is not capable of being cured in 30 days, begun to cure such default within such 30 days and subsequently cured such default within 60 days thereafter; or (ii) forthwith if MGold shall generally not pay its debts as such debts become due or MGold shall admit in writing its inability to pay its debts generally as such debts become due or if MGold shall make a general assignment for the benefit of creditors or if any proceedings shall be instituted by or against MGold under any bankruptcy, insolvency or similar law.  A termination of the Option and this Agreement by SRC under this subsection shall not be in derogation of SRC’s right to sue for and recover damages at law or in equity.

(c)
Upon termination of the Option, MGold shall deliver to SRC all maps, reports, surveys and assays, drill core samples and other results of surveys and drilling and all other reports of information provided to MGold by SRC.

(d)	Upon termination of the Option, MGold shall remove all equipment brought on the Properties.

(e)
In the event that MGold terminates this Agreement for any reason or abandons the Option on either or both Properties or that it fails to make the payments and incur the Option Costs contemplated in Section 1 hereof or that this Agreement is breached by MGold or otherwise terminates for any reason, MGold shall nonetheless be responsible for all reclamation costs and liabilities arising from its activities on the Properties.  To the extent that a bond provided by SRC or its affiliate is drawn upon by the BLM for expenses or costs related to the Properties, MGold shall reimburse SRC for the full amount of such draw-down

11.	Registration of this Agreement

MGold will be entitled to register this Agreement in title to the Property

12.	Public Announcements

All public announcements concerning the transactions contemplated by this Agreement (“press releases”) will be planned and coordinated by MGold.  MGold will forward a draft of the press release to SRC for comments not less than five (5) business days in advance of the proposed time for the dissemination of the press release.  In the event that MGold does not provide a full five (5) business days of advance notice, MGold shall delay the dissemination of its press release to order to give SRC a full five (5) business days of prior notice.  MGold’s draft press releases shall be accompanied by any reports, drilling results or materials provided by third parties that are referenced in or relied upon by MGold in its proposed draft press release and that have not been previously provided to SRC in accordance with other provisions of this Agreement.  No Party may act unilaterally in the dissemination of a press release related to the Properties without prior approval of the other (such approval not to be unreasonably withheld) except in the event that a Party is compelled by law or by applicable regulations or policies of any governmental or regulatory agency or a stock exchange.

MGold-SRC Option Agreement

13.	Arbitration in Calgary, Alberta

The Parties agree to make best efforts to settle any and all disputes or disagreements arising under or associated with this Agreement or the Property through good faith negotiation.  In the event that such a dispute cannot be resolved through negotiation, all disputes between the Parties concerning, arising under, or associated with this Agreement or the Properties or related hereto, shall first be arbitrated and finally resolved pursuant to the National Arbitration Rules of the ADR Institute of Canada, Inc.

The Parties agree that (i) the arbitration will take place in Calgary, Alberta, (ii) there shall be no more than one arbitrator for any dispute where the amount in controversy is less than $100,000 and there shall be three (3) arbitrators for any dispute where any Party’s claim exceeds $100,000 and (iii) each Party shall pay his separate expenses of the arbitration, including the fees and disbursements of his accountants and attorneys.

The judgment on the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 60 days from the date the arbitrator(s) are appointed.  The arbitral tribunal may extend this time limit in the interests of justice.  Failure to adhere to this time limit shall not constitute a basis for challenging the award.

Consistent with the expedited nature of arbitration, pre-hearing information exchange shall be limited to the reasonable production of relevant, non-privileged documents, carried out expeditiously.  Each Party will, upon the written request of the other Party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim.  Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator (if there is one arbitrator) or the chair of the arbitration panel (if there are three arbitrators) which determination shall be conclusive.  All discovery shall be completed within thirty (30) days following appointment of the arbitrator(s).

In the event that there is one arbitrator, the arbitrator shall be a practicing attorney actively engaged in the practice of law for at least ten (10) years and having familiarity with the mining industry.  In the event that there is a panel of three arbitrators, at least two of the arbitrators shall be practicing attorneys actively engaged in the practice of law for at least ten (10) years and at least one arbitrator shall have experience and knowledge related to the mining industry.

14.	Payments

All payments from MGold to SRC to be made hereunder shall be made to SRC or its designee which may be SRC’s parent company, Infrastructure Materials Corp.  All references to Dollars or “$” herein are to Canadian Dollars.

MGold-SRC Option Agreement

15.	Construction

Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.  The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

16.	Waivers

The failure of any Party to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a default, from having the effect of an original default.

17.	Rights and Remedies Cumulative

The rights and remedies provided by this operating Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any other remedy.  Said rights and remedies are given in addition to any other legal rights the parties may have.

18.	Entire Agreement

This Agreement contains the entire understanding among the Parties with respect to the subject matter hereof and supersedes any prior understandings and agreements, including the Letter of Intent, whether written or oral, with respect to such subject matter.  This Agreement may be amended by mutual agreement of the Parties evidenced in a written amendment.

19.	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  This Agreement may not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, SRC may assign this Agreement to its parent company, Infrastructure Materials Corp.  No Party may transfer, assign or dispose of, in whole or in part, directly or indirectly, its interest in the Properties.

20.	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

21.	Expenses

Each Party is responsible for their own legal, accounting, advisory and other expenses incurred in connection with the transactions contemplated herein.

MGold-SRC Option Agreement

22.	Confidentiality

Except as otherwise provided hereunder, the Parties agree to treat all information, data, reports and other records relating to the Properties (collectively, the “Information”) as confidential and will not disclose such Information except in accordance with Section 8 of this Agreement (Public Announcements).  Information that is in the public domain shall not be considered confidential.

23.	Notices

Any notice, direction or other instrument required or permitted to be given hereunder will be in writing and given by personal delivery or by delivering or sending it by facsimile or other similar form of communication addressed:

(a)           To MGold at:

75 Forest Lake Road
Sudbury, Ontario  P3G 1K8
Canada
Attention:    Joel Scodnick, President and CEO

Telephone:   (705) 522-4439
Telefax:        (705) 522-8694

with a copy, which shall not constitute notice, to:

Lavery, de Billy L.L.P.
1, Place Ville-Marie, Suite 4000
Montréal, Québec
H3B 4M4

Attention:     Michel Blouin

Telephone:   (514) 877-3041
Telefax:       (514) 871-8977

MGold-SRC Option Agreement

(b)           To SRC at:

Suite 207B – 1135 Terminal Way
Reno, Nevada 89502
U.S.A.

Attention:      Todd Montgomery, CEO

Telephone:     403-512-6041
Telefax :         775-322-4458

with a copy, which shall not constitute notice to:

Kavinoky Cook LLP
726 Exchange Street
Suite 800
Buffalo, NY 14210

Attn: Jon Gardner

Telephone:      716-845-6000
Fax:                 716-845-6474

Any such notice, direction or other instrument given as aforesaid will be deemed to have been effectively given, if sent by facsimile or other similar form of telecommunication, on the next business day following such transmission or, if delivered, to have been received on the date of such delivery.  Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice will be sent to such Party at its changed address.

24.	Applicable Law

This Agreement is governed by Alberta Law.

25.	Joint Venture

The Parties shall undertake in good faith to negotiate and execute a joint venture agreement within sixty (60) days of the full execution of this Agreement. However, failure to execute such a joint venture agreement within such time shall not be considered a breach hereunder by either Party.

MGold-SRC Option Agreement

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the year and date set forth on the first page of this Agreement.

MGOLD RESOURCES INC.

By:	/s/ Joel Scodnick
Name: Joel Scodnick
Title: President and CEO

SILVER RESERVE CORP.

By:	/s/ Todd Montgomery
Name: Todd Montgomery
Chief Executive Officer

MGold-SRC Option Agreement

SCHEDULE A

SILVER QUEEN PROPERTY

KLONDYKE PROPERTY

Note:  This Schedule shall include two related patented claims covered by a Mineral Lease Agreement dated May 30, 2008 between Ms. Ovidia Elenor Harting of Normandy Park, WA and Silver Reserve Corp. upon receipt of the required consent of the lessor.

SILVER QUEEN PROPERTY
Sections 13, 14, 23, 24, 25, 36, T 2 S, R 37 E, MDB&M
Sections 18, 19, 30, 31, T 2 S, R 38 E, MDB&M
Esmeralda County, Nevada

Claim Name County File No. BLM NMC
SQ 1	160296	870453
SQ 2	169136	969847
SQ 3	169137	969848
SQ 4	169138	969849
SQ 5	169139	969850
SQ 6	160297	870454
SQ 7	160298	870455
SQ 8	160299	870456
SQ 9	160300	870457
SQ 10	160301	870458
SQ 11	160302	870459
SQ 12	160303	870460
SQ 13	160304	870461
SQ 14	160305	870462
SQ 15	160306	870463
SQ 16	160307	870464
SQ 17	160308	870465
SQ 18	160309	870466
SQ 19	160310	870467
SQ 20	160311	870468
SQ 21	160312	870469
SQ 22	160313	870470
SQ 23	160314	870471
SQ 24	160315	870472
SQ 25	160316	870473
SQ 26	160317	870474
SQ 27	160318	870475
SQ 28	160319	870476
SQ 29	160320	870477
SQ 30	160321	870478
SQ 31	160322	870479
SQ 32	160323	870480
SQ 33	160324	870481
SQ 34	160325	870482
SQ 35	160326	870483
SQ 36	160327	870484
SQ 37	160328	870485
SQ 38	160329	870486
SQ 39	160330	870487
SQ 40	160331	870488

MGold-SRC Option Agreement

SQ 41	160332	870489
SQ 42	160333	870490
SQ 43	160334	870491
SQ 44	160335	870492
SQ 45	160336	870493
SQ 46	160337	870494
SQ 47	160338	870495
SQ 48	160339	870496
SQ 49	160340	870497
SQ 50	160341	870498
SQ 51	160342	870499
SQ 52	160343	870500
SQ 53	160344	870501
SQ 54	160345	870502
SQ 55	160346	870503
SQ 56	160347	870504
SQ 57	160348	870505
SQ 58	160349	870506
SQ 59	160350	870507
SQ 60	160351	870508
SQ 61	160352	870509
SQ 62	160353	870510
SQ 63	160354	870511
SQ 64	160355	870512
SQ 65	160356	870513
SQ 66	160357	870514
SQ 67	160358	870515
SQ 68	160359	870516
SQ 69	160360	870517
SQ 70	160361	870518
SQ 71	160362	870519
SQ 72	160363	870520
SQ 73	160364	870521
SQ 74	160365	870522
SQ 75	160366	870523
SQ 76	160367	870524
SQ 77	160368	870525
SQ 78	160369	870526
SQ 79	160370	870527
SQ 80	160371	870528
SQ 81	160372	870529
SQ 82	160373	870530
SQ 83	160374	870531
SQ 84	160375	870532
SQ 85	160376	870533
SQ 86	160377	870534

MGold-SRC Option Agreement

SQ 87	160378	870535
SQ 88	168945	966963
SQ 89	168946	966964
SQ 90	168947	966965
SQ 91	168948	966966
SQ 92	168949	966967
SQ 93	168950	966968
SQ 94	168951	966969
SQ 95	168952	966970
SQ 96	168953	966971
SQ 97	168954	966972
SQ 98	168955	966973
SQ 99	168956	966974
SQ 100	168957	966975
SQ 101	168958	966976
SQ 102	168959	966977
SQ 103	168960	966978
SQ 104	168961	966979
SQ 105	168962	966980
SQ 106	168963	966981
SQ 107	168964	966982
SQ 108	168965	966983
SQ 109	168966	966984
SQ 110	168967	966985
SQ 111	168968	966986
SQ 112	168969	966987
SQ 113	168970	966988
SQ 114	168971	966989
SQ 115	168972	966990
SQ 116	168973	966991
SQ 117	168974	966992
SQ 118	168975	966993
SQ 119	168976	966994
SQ 120	168977	966995
SQ 121	168978	966996
SQ 122	168979	966997
SQ 123	168980	966998
SQ 124	168981	966999
SQ 125	168982	967000
SQ 126	168983	967001
SQ 127	168984	967002
SQ 128	168985	967003
SQ 129	168986	967004
SQ 130	168987	967005
SQ 131	168988	967006
SQ 132	168989	967007

MGold-SRC Option Agreement

SQ 133	168990	967008
SQ 134	168991	967009
SQ 135	168992	967010
SQ 136	168993	967011
SQ 137	168994	967012
SQ 138	168995	967013
SQ 139	168996	967014
SQ 140	168997	967015
SQ 141	168998	967016
SQ 142	168999	967017
SQ 143	170039	986543
SQ 144	169142	969852
SQ 145	169143	969853

145 MINING CLAIMS

MGold-SRC Option Agreement

KLONDYKE PROPERTY
Sections 24, 25, 26, 35, 36, T 1 N, R 42 E, MDB&M
Sections 19, 29, 30, 31, 32, T 1 N, R 43 E, MDB&M
Sections 5, 6, T 1 S, R 43 E, MDB&M
Esmeralda County, Nevada

Claim Name Book Page County File No. BLM NMC
KD 1	226	357	159954	867448
2	301	339	181576	1039914
3	226	359	159956	867450
4	301	340	181577	1039915
5	226	361	159958	867452
6	301	341	181578	1039916
7	226	363	159960	867454
8	301	342	181579	1039917
9	226	365	159962	867456
10	301	343	181580	1039918
11	226	367	159964	867458
12	301	344	181581	1039919
13	301	345	181582	1039920
14	226	370	159967	867461
15	301	346	181583	1039921
16	226	372	159969	867463
17	301	347	181584	1039922
18	226	374	159971	867465
19	301	348	181585	1039923
20	226	376	159973	867467
21	226	377	159974	867468
22	226	378	159975	867469
23	301	349	181586	1039924
24	226	380	159977	867471
25	226	381	159978	867472
26	301	350	181587	1039925
27	226	383	159980	867474
28	301	351	181588	1039926
29	226	385	159982	867476
30	301	352	181589	1039927
31	226	387	159984	867478
32	301	353	181590	1039928
33	226	389	159986	867480
34	301	354	181591	1039929
35	226	391	159988	867482
36	301	355	181592	1039930
37	226	393	159990	867484
38	301	356	181593	1039931
39	301	357	181594	1039932

MGold-SRC Option Agreement

40	226	396	159993	867487
41	301	358	181595	1039933
42	301	359	181596	1039934
43	226	399	159996	867490
44	301	360	181597	1039935
45	226	401	159998	867492
46	301	361	181598	1039936
47	226	403	160000	867494
48	301	362	181599	1039937
49	226	405	160002	867496
50	301	363	181600	1039938
51	226	407	160004	867498
52	301	364	181601	1039939
53	226	409	160006	867500
54	301	365	181602	1039940
55	226	411	160008	867502
56	301	366	181603	1039941
57	301	367	181604	1039942
58	301	368	181605	1039943
59	301	369	181606	1039944
60	301	370	181607	1039945
61	301	371	181608	1039946
62	301	372	181609	1039947
63	301	373	181610	1039948
69	301	374	181611	1039949
70	301	375	181612	1039950
71	301	376	181613	1039951
72	301	377	181614	1039952
73	301	378	181615	1039953
74	301	379	181616	1039954
75	246	198	165617	936129
76	301	380	181617	1039955
77	246	200	165619	936131
78	301	381	181618	1039956
79	301	382	181619	1039957
80	301	383	181620	1039958
81	301	384	181621	1039959
82	301	385	181622	1039960
83	301	386	181623	1039961
87	301	387	181624	1039962
97	301	388	181625	1039963
98	256	264	168173	964631
99	301	389	181626	1039964
100	256	266	168175	964633
101	301	390	181627	1039965
102	256	268	168177	964635

MGold-SRC Option Agreement

104	256	270	168179	964637
105	256	271	168180	964638
106	301	391	181628	1039966
107	301	392	181629	1039967
108	256	274	168183	964641
109	256	275	168184	964642
110	301	393	181630	1039968
111	256	277	168186	964644
112	301	394	181631	1039969
113	256	279	168188	964646
114	301	395	181632	1039970
115	256	281	168190	964648
116	301	396	181633	1039971
117	256	283	168192	964650
118	301	397	181634	1039972
119	256	285	168193-1	964652
120	301	398	181635	1039973
121	256	287	168195	964654
122	301	399	181636	1039974
123	256	289	168197	964656
129	301	400	181637	1039975
130	301	401	181638	1039976
131	301	402	181639	1039977
132	256	298	168206	964665
133	301	403	181640	1039978
134	256	300	168208	964667
143	301	404	181641	1039979
150	256	315	168223	964682
157	301	405	181642	1039980
164	301	406	181643	1039981
165	301	407	181644	1039982
166	301	408	181645	1039983
167	256	332	168240	964699

118 MINING CLAIMS

Additional Klondyke Claims

Tattoo U	145951	737072
Tattoo Me	145952	737071

Note:  This Schedule shall include two related patented claims covered by a Mineral Lease Agreement dated May 30, 2008 between Ms. Ovidia Elenor Harting of Normandy Park, WA and Silver Reserve Corp. upon receipt of the required consent of the lessor.

MGold-SRC Option Agreement